Exhibit 99.1

Novation Companies, Inc. and Subsidiaries
Commence Voluntary Chapter 11 Business Reorganization

Kansas City, MO. – July 20, 2016 – Novation Companies, Inc. (OTCQB: NOVC) (“Novation” or the “Company”) announced today that it and certain of its subsidiaries filed voluntary petitions for chapter 11 business reorganization in the U.S. Bankruptcy Court for the District of Maryland (Baltimore Division).  Novation’s board of directors unanimously determined that a chapter 11 reorganization is in the best interest of the Company and its stakeholders.  The process allows Novation and its subsidiaries to continue normal business operations while restructuring the Company’s finances and contractual obligations.

Novation has significant liquid assets and net operating losses that the Company expects to preserve during the chapter 11 process.  The Company has engaged a financial advisor to review financial and strategic alternatives.  The Company and the advisor are working to acquire a profitable operating business in order to maximize its return to all creditors and stakeholders.  The Company will seek to restructure its obligations or have its obligations, primarily those under its senior unsecured notes, reinstated.  The Company also intends to vigorously defend and seek to determine the claims asserted in existing lawsuits for which the Company and its subsidiaries believe they have meritorious defenses. The Company will honor all post-petition obligations during chapter 11 in the ordinary course, including obligations to employees.

Novation will file monthly operating reports with the bankruptcy court and continue to file quarterly and annual reports with the U.S. Securities and Exchange Commission (the “SEC”).

The Company and its board of directors are being advised by Oberon Securities, LLC, Olshan Frome Wolosky LLP and Shapiro Sher Guinot & Sandler, P.A.

About Novation Companies, Inc.

Novation Companies, Inc. is in the process of implementing its strategy to acquire operating businesses or making other investments that generate taxable earnings.  As of the date of this press release, the Company has not yet identified any specific acquisition targets.  Novation trades on the OTCQB market of the OTC Markets Group, Inc. under the symbol NOVC.  For more information, please visit www.novationcompanies.com or email ir@novationcompanies.com.

Cautionary Statement Regarding Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than historical facts, that address activities (including about the chapter 11 bankruptcy filing) that Novation assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements.  The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events.  These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by Novation’s management.  Information concerning these risks and other factors can be found in Novation’s filings with the SEC, including its Annual Report on Form 10-K, available on Novation’s website or the SEC's website at www.sec.gov.